                                                                   Exhibit 12(a)

                                    Sheet 1


                             AMSCAN HOLDINGS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                       (IN THOUSANDS, EXCEPT RATIO DATA)

                                         YEARS ENDED DECEMBER 31,
                                -----------------------------------------------
                                  1998      1997      1996      1995     1994
                                -------   -------   -------   -------   -------

Earnings:
Income before taxes
 and minority interests         $11,604   $ 7,876   $ 5,732   $19,205   $10,591
Add: Fixed charges               26,313     6,512     8,735     6,874     4,719
                                -------   -------   -------   -------   -------
Earnings, as adjusted           $37,917   $14,188   $14,467   $26,080   $15,310
                                =======   =======   =======   =======   =======

Computation of fixed charges:
 Interest expense               $23,779   $ 4,231   $ 6,968   $ 6,025   $ 3,971
 Interest portion of
  rent expense                    2,534     2,281     1,767       849       748
                                -------   -------   -------   -------   -------
  Total fixed charges           $26,313   $ 6,512   $ 8,735    $6,874   $ 4,719
                                =======   =======   =======   =======   =======
Ratio of earnings to
 fixed charges                      1.4x      2.2x      1.7x      3.0x      3.2x





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